Exhibit 5.1

CONYERS DILL & PEARMAN 29th Floor One Exchange Square 8 Connaught Place Central Hong Kong T +852 2524 7106 | F +852 2845 9268 conyers.com

28 June 2024

Matter No.: 833468/110074799

(852) 2842 9588

Lilian.Woo@conyers.com

XUHANG HOLDINGS LIMITED

Building 2, Shangtanghe 198 Cultural and Creative Park

198 Shenban Road, Gongshu District

Hangzhou City, Zhejiang Province

The People’s Republic of China

Dear Sirs,

Re: XUHANG HOLDINGS LIMITED (the “Company”)

We have acted as a special legal counsel in the Cayman Islands to the Company in connection with a Registration Statement on Form F-1 (File No. 333-271029), including all amendments or supplements thereto (the “Registration Statement”, which term does not include any other document or agreement, whether or not specifically referred to therein or attached as an exhibit or schedule thereto), initially filed with the U.S. Securities and Exchange Commission (the “Commission”) on March 31, 2023, under the U.S. Securities Act of 1933, as amended (the “Securities Act”), relating to the offering by the Company pursuant to the underwriting agreement (the “Underwriting Agreement”) to be entered into among the Company and WestPark Capital, Inc. and Orientiert XYZ Securities Limited, as the representatives (the “Representatives”) of the underwriters named therein, of up to 2,875,000 ordinary shares, par value US$0.002 per share (the “Ordinary Shares”), of the Company (the “IPO Shares”) (including Ordinary Shares issuable upon exercise by the underwriters of their over-allotment option).

1.	DOCUMENTS REVIEWED

For the purposes of giving this opinion, we have examined copies of:

1.1.	the Registration Statement;

1.2.	the preliminary prospectus (the “Prospectus”) contained in the Registration Statement;

1.3.	the form of Underwriting Agreement;

1.4.	the current memorandum and articles of association of the Company certified by the secretary of the Company on 28 June 2024;

Partners: Piers J. Alexander, Christopher W. H. Bickley, Peter H. Y. Ch’ng, Anna W. T. Chong, Angie Y. Y. Chu, Vivien C. S. Fung, Richard J. Hall, Norman Hau, Wynne Lau, Paul M. L. Lim, Anna W.X. Lin, Ryan A. McConvey, Teresa F. Tsai, Flora K. Y. Wong, Lilian S. C. Woo, Mark P. Yeadon

Consultant: David M. Lamb

BERMUDA | BRITISH VIRGIN ISLANDS | CAYMAN ISLANDS

1.5.

the fourth amended and restated memorandum and articles of association of the Company conditionally adopted on 26 February 2024 to become effective immediately prior to the Commission’s declaration of effectiveness of the Registration Statement on Form F-1 (the “Listing M&As”);

1.6.

unanimous written resolutions of the sole director of the Company dated 24 February 2023, 1 March 2023, 9 March 2023, 4 January 2024, 23 February 2024 and 28 June 2024 and the unanimous written resolutions of all the members of the Company dated 26 February 2024 (collectively, the “Resolutions”);

1.7.	a Certificate of Good Standing issued by the Registrar of Companies in relation to the Company on 25 June 2024 (the “Certificate Date”);

1.8.	the register of director of the Company certified by the secretary of the Company on 28 June 2024;

1.9.	the register of members of the Company certified by a director of the Company on 28 June 2024 (the “Register of Members”); and

1.10.	such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

2.	ASSUMPTIONS

We have assumed:

2.1.

the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken;

2.2.

that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention;

2.3.	the accuracy and completeness of all factual representations made in the Registration Statement, the Prospectus and other documents reviewed by us;

2.4.	that the Resolutions will remain in full force and effect and will not be rescinded or amended;

2.5.	the Listing M&As will be effective immediately prior to the Commission’s declaration of effectiveness of the Registration Statement on Form F-1;

2.6.	that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein;

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2.7.	the validity and binding effect under the laws of the United States of America of the Registration Statement and that the Registration Statement will be duly filed with the Commission; and

2.8.	the Company has not taken any action to appoint a restructuring officer.

3.	QUALIFICATIONS

3.1.

“Non-assessability” is not a legal concept under Cayman Islands law, but when we describe the Ordinary Shares herein as being “non-assessable” we mean, subject to any contrary provision in any agreement between the Company and any one of its members holding any of the Ordinary Shares (but only with respect to such member), that no further sums are payable with respect to the issue of such Ordinary Shares and no member shall be bound by an alteration in the constitutional documents of the Company after the date upon which it became a member if and so far as the alteration requires such member to take or subscribe for additional Ordinary Shares or in any way increases its liability to contribute to the share capital of, or otherwise pay money to, the Company.

3.2.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands. This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands.

4.	OPINION

On the basis of and subject to the foregoing, we are of the opinion that:

4.1.

The Company is duly incorporated and validly existing as an exempted company with limited liability under the law of the Cayman Islands and, based on the Certificate of Good Standing, is in good standing as of the Certificate Date. Pursuant to the Companies Act of the Cayman Islands (the “Act”), a company is deemed to be in good standing if all fees and penalties under the Act have been paid and the Registrar of Companies has no knowledge that the Company is in default under the Act.

4.2.

The issuance of the IPO Shares has been duly authorised and, when allotted, issued and paid for in accordance with the Resolutions and the Registration Statement, the IPO Shares will be validly issued, fully paid and non-assessable (which term when used herein means that no further sums are required to be paid by the holders thereof in connection with the issuance of such IPO Shares).

4.3.

The statements under the caption “Material Income Tax Considerations — Cayman Islands Taxation” in the Prospectus forming part of the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects and that such statements constitute our opinion.

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We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the captions “Enforceability of Civil Liabilities”, “Material Income Tax Considerations — Cayman Islands Taxation” and “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman
Conyers Dill & Pearman

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